Exhibit 99.1

[LANGER LOGO OMITTED]

CONTACT:	W. Gray Hudkins Chief Operating Officer (631) 667-1200, ext. 226

Joseph P. Ciavarella Chief Financial Officer and Vice President (631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES PARTIAL EXERCISE OF OVER-ALLOTMENT
OPTION BY UNDERWRITERS

DEER PARK, N.Y., July 13, 2005 — Langer, Inc. (NASDAQ: GAIT) today announced that the underwriters in its public offering of 5,000,000 shares of its common stock, which closed on June 15, 2005, have exercised a portion of their over-allotment option and purchased an additional 226,989 shares of its common stock at $6.50 per share. With the sale of these additional shares pursuant to the over-allotment option, a total of 5,226,989 shares of common stock have been sold in the offering by the Company, resulting in net proceeds, before expenses, to the Company of approximately $31.6 million. The Company intends to use the net proceeds received from the sale of common stock in this offering, net of expenses, to repay debt incurred in connection with the acquisition of Silipos, Inc. and for working capital and other general corporate purposes, including possible acquisitions.

Piper Jaffray & Co. acted as lead managing underwriter of the offering. Ryan Beck & Co. and Wm Smith Securities, Incorporated acted as co-managers.

A copy of the final prospectus relating to the offering may be obtained from the Prospectus Department at Piper Jaffray & Co., 800 Nicollet Mall, Minneapolis, MN 55402.

About Langer

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., is a leading provider of high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.